EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Company)	Jerry Daly or Carol McCune
EVP, CFO and Treasurer	Daly Gray (Media)
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Completes New $135 Million Revolving Unsecured Line of Credit

PALM BEACH, Fla., July 28, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it had successfully replaced with a majority of its lenders the company’s existing $135 million revolving unsecured line of credit. Terms and conditions of the new facility are substantially similar to the replaced facility.

The new $135 million revolving unsecured line of credit matures July 23, 2007. Participating lenders include Wells Fargo, National Association; Calyon, New York Branch; Wachovia Bank, N.A.; and PNC Bank.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 69 hotels with a total of 8,729 suites or rooms in 21 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

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Innkeepers Hospitality

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (iv) the company’s ability to maintain its properties in competitive condition, (v) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.